Exhibit 15.1

February 9, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated February 9, 2016 on our review of interim financial information of Varian Medical Systems, Inc. for the three month periods ended January 1, 2016 and January 2, 2015 and included in the Company's quarterly report on Form 10-Q for the quarter ended January 1, 2016 is incorporated by reference in its Registration Statements on Form S‑8 (No. 333-188693, No. 333-168444, No. 333-168443, No. 333-146176, No. 333-130001, No. 333-152903, No. 333-123778, No. 333-75531, No. 333-57006, No. 333-57008, No. 333-57010, and No. 333-161307).

Very truly yours,

/S/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP, 488 Almaden Boulevard, Suite 1800, San Jose, CA 95110
T: (408) 817 3700, F: (408) 817 5050, www.pwc.com/us